                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No._______)

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     14a-6(e)(2))

[ ]  Definitive Proxy Statement

[X]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to Section240.14a-12

                            TECUMSEH PRODUCTS COMPANY
                (Name of Registrant as Specified In Its Charter)

                               HERRICK FOUNDATION
    TERENCE C. SEIKEL, ZACHARY E. SAVAS, TODD W. HERRICK, KENT B. HERRICK AND
                                MICHAEL INDENBAUM
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Herrick Foundation mailed a letter to Tecumseh Products Company shareholders on
November 7, 2008. The text of the letter follows:

November 7, 2008

Dear Fellow Shareholder,

     As Tecumseh's largest Class B shareholder, Herrick Foundation desires to enhance board oversight with a resulting increase in management accountability by replacing two Tecumseh board members. Our board nominees will critically review overall corporate strategic direction with a view to maximizing value for all shareholders. We will propose that the reconstituted Board obtain value for shareholders by, among other things, simultaneously (1) implementing an exchange offer to Class B shareholders in which Tecumseh would OFFER TO EXCHANGE 1.1 CLASS A COMMON SHARES FOR EACH OUTSTANDING CLASS B COMMON SHARE, ultimately RESULTING IN ONLY ONE CLASS OF COMMON SHARES OUTSTANDING with increased liquidity for Class B shareholders and voting rights for Class A shareholders,
(2) pursuing using excess cash to PAY DIVIDENDS TO ALL SHAREHOLDERS or buy back shares in the open market and (3) exploring whether a sale of Tecumseh as a whole or in parts is desirable to enhance shareholder value. Of course, the directors will exercise their independent judgment based on the circumstances present at the time, including in determining whether Tecumseh has excess cash and whether a sale of Tecumseh is desirable to enhance shareholder value.

     We believe that Class B shareholders should receive a premium in the exchange offer because of the surrender of exclusive voting rights. Tecumseh's proposal does not include any premium to the holders of Class B voting shares. Class A shareholders would benefit from having only one class of common shares outstanding because they would receive voting rights.

     We are conducting this solicitation in an effort to enhance board oversight of the current management and to critically review the strategic direction of Tecumseh. In selecting our proposed nominees, we had several criteria: (1) the nominee had to be independent of Tecumseh under the rules of The NASDAQ Market LLC, both generally and for Audit Committee purposes, (2) the nominee had to have manufacturing experience, and (3) the nominee had to have a financial background. We believe Messrs. Seikel and Savas meet these criteria and are well qualified to serve as directors of Tecumseh.

     We believe Tecumseh is misleading shareholders, which we believe illustrates that enhanced board oversight is important. In particular, Tecumseh's October 25, 2008 letter to shareholders states that "were it not for the proxy contest, we would expect to already have taken steps to effect the recapitalization." In reality, Tecumseh was preparing to present its recapitalization proposal AS PART OF this special shareholders meeting, as evidenced by a provision requested by Tecumseh in the August 11, 2008 court order requiring this meeting stating that "This Order shall not affect the right of Tecumseh's Board of Directors to add proposals at the special meeting in accordance with the bylaws of Tecumseh." In addition, Tecumseh's August 13, 2008 press release announcing the court order stated that "The Company currently expects that additional matters will be on the agenda for the special meeting of shareholders."

     The same October 25, 2008 letter states (in connection with our proposal to have the reconstituted board explore whether a sale of Tecumseh is desirable) that there is a "lack of any potential buyers at this time." We do not believe they contacted any potential buyers. Our financial advisor, however, contacted companies earlier this year who expressed interest in buying all or parts of Tecumseh, but said that Tecumseh's actions indicated an unwillingness to enter into sale negotiations.

     Based on Tecumseh's June 30, 2008 balance sheet, its cash, net of borrowings, was approximately $109.1 million, or approximately $5.90 for every Class A and Class B share, and we believe subsequent pension reversions and tax refunds will increase this amount. Herrick Foundation believes that the best use of Tecumseh's cash and other assets is to get value directly to shareholders and not pursue a strategy which, in our opinion, is risky.

     Tecumseh's announced business restructuring plan involves trying to shape Tecumseh into a GLOBAL LEADER focused on its core compressor business (Source:
Tecumseh's Second Quarter 2008 Press Release). We believe this is a risky plan.

     HERE'S WHY:

          - WORLDWIDE PRODUCTIVE CAPACITIES EXCEED GLOBAL DEMAND AND TECUMSEH SAYS IT NEEDS TO REMOVE EXCESS CAPACITIES. (Source: Tecumseh's Form 10-K for the year ended December 31, 2008) We believe that there will be pressure on prices, because of excess capacities, and increased costs to Tecumseh to close plants and reduce headcount.

          - CUSTOMERS AND COMPETITORS ARE ESTABLISHING NEW PRODUCTIVE CAPACITIES IN LOW COST COUNTRIES AND TECUMSEH SAYS IT NEEDS TO SHIFT PRODUCTIVE CAPACITIES TO LOW COST COUNTRIES. (Source:
               Tecumseh's Form 10-K for the year ended December 31, 2008) We believe that there will be loss of customers, because they are establishing their own productive capacity, and increased costs to Tecumseh to close plants and build new facilities in low-cost countries. Additionally, we believe that the recertification (UL & CE) of products that are moved to new locations provide customers the opportunity to resource Tecumseh components to its competitors.

          - OVER THE LAST SEVERAL YEARS, THERE HAS BEEN AN INDUSTRY TREND TOWARD THE USE OF SCROLL COMPRESSORS; COMPETITORS HAVE HAD THEM FOR SOME TIME, BUT TECUMSEH IS IN THE EARLY STAGES OF OFFERING SCROLL COMPRESSORS TO ITS CUSTOMERS. (Source: Tecumseh's Form 10-K for the year ended December 31, 2008) We believe that Tecumseh is behind competitors in the part of the market that may be growing due to loss of engineering talent and insufficient capital expenditure. [See Chart A]

          - IN ADDITION TO CURRENCY EXCHANGE RATE AND COMMODITY COST RISKS TO TECUMSEH'S BUSINESS, IT FACES SUBSTANTIAL COMPETITION IN EACH OF ITS MARKETS. (Source: Tecumseh's Form 10-K for the year ended December 31, 2008) Its competitors may have greater financial, technical, and other resources.

          - THE ULTIMATE POTENTIAL OF TECUMSEH'S BUSINESS WILL DEPEND NOT ONLY ON THE SUCCESS IN EXECUTING ITS LONG-TERM STRATEGIC OBJECTIVES, BUT ALSO ON THE LEVEL OF MARKETPLACE CHALLENGES IT ENCOUNTERS. (Source: Tecumseh's analyst conference call transcript for the second quarter of 2008) Thus, even if it uses its cash and becomes a "global Leader" in its core compressor business, if its products are not acceptable to the market at an adequate price and volume, we believe its plan will not succeed.

          - Today's global economy is in FINANCIAL CRISIS with no short-term end in sight. Gambling considerable cash resources on Tecumseh's business restructuring plan is risky.

     WE BELIEVE THAT THE BEST USE OF TECUMSEH'S CASH AND OTHER ASSETS IS TO GET VALUE DIRECTLY TO SHAREHOLDERS. WE WILL PROPOSE THAT THE RECONSTITUTED BOARD CAREFULLY ASSESS THE CASH COSTS OF MANAGEMENT'S BUSINESS RESTRUCTURING PLAN. NEXT, A THOROUGH ASSESSMENT OF CASH FLOW, NOT AN EBITDAR CALCULATION, MUST BE DONE IN ORDER TO DETERMINE THE TRUE COST OF THIS PLAN TO SHAREHOLDERS. WE BELIEVE MANAGEMENT'S PLAN IS EXPENSIVE AND RISKY AND THE BEST METHODS TO OBTAIN VALUE FOR SHAREHOLDERS ARE ELIMINATING THE DUAL CLASS SHARE STRUCTURE; USING EXCESS CASH TO PAY DIVIDENDS TO ALL SHAREHOLDERS OR BUY BACK SHARES IN THE OPEN MARKET; AND EXPLORING OTHER STRATEGIC ALTERNATIVES, LIKE JOINT VENTURES AND DIVESTITURES.

     HERE'S HOW:

          - Implementing an exchange offer to Class B shareholders in which Tecumseh would offer to exchange 1.1 CLASS A COMMON SHARES for each outstanding Class B common share, ultimately resulting in only ONE CLASS OF COMMON SHARES outstanding with increased liquidity for Class B shareholders and voting rights for Class A shareholders.

          - Carefully determining the amount of excess cash in light of both current economic conditions as well strategic initiatives. This calculation must focus on current cash, pending liquidity events and a thorough assessment of cash flow from operations, not an EBITDAR figure that we believe camouflages true performance and costs. Then pursuing using this excess cash to pay DIVIDENDS TO ALL SHAREHOLDERS OR BUY BACK SHARES IN THE OPEN MARKET. Depending on a variety of macro-economic factors, we believe that Tecumseh should be able to pay out significant dividends.

          - Exploring whether joint ventures or a SALE OF TECUMSEH as a whole or in parts is desirable to enhance shareholder value.

          - Redeeming Tecumseh's poison pills, which we believe are an inappropriate obstacle for a prospective buyer to overcome and serve to entrench existing board members.

     THE HERRICK FOUNDATION IS VERY PROUD TO BE ASSOCIATED WITH TECUMSEH. It is a great company with hard working, talented employees, and strong management. Our concerns lie solely with Tecumseh's direction under the current board of directors. We want to nominate two independent and highly qualified individuals to Tecumseh's board of directors. As shareholders, we must ensure that ALTERNATIVES TO GET VALUE TO SHAREHOLDERS are adequately considered.

     In the unprecedented financial turmoil of today's global economy, ask yourself HOW DO YOU WANT YOUR MONEY SPENT? You have a choice. You have a say in the direction of your company. We think you should elect directors who think a careful review of strategic alternatives is critical. In addition, we believe that a refreshed board will reach the proper conclusions as to the best use of Tecumseh's cash and other assets for shareholders.

     We are NOT seeking to have the Herricks manage Tecumseh. Todd W. Herrick has informed Herrick Foundation that he will NOT reassume director or officer positions with Tecumseh. Kent B. Herrick has informed Herrick Foundation that he will NOT reassume an officer position with Tecumseh. Our proposed new directors have informed Herrick Foundation that they do not have any current plans or intentions to replace Mr. Buker, Tecumseh's Chief Executive officer, or his new management team. Our director nominees would be independent directors of Tecumseh. In addition, we support a recapitalization that will substantially dilute our voting power in Tecumseh, and at the 2009 annual meeting of shareholders, the shareholders will have the opportunity to elect all of Tecumseh's directors.

     If like us, you are a concerned investor who wants greater liquidity, cash dividends, and an alternative way to maximize the value of your investment...then VOTE FOR CHANGE: VOTE FOR OUR NOMINEES and VOTE FOR OUR PROPOSAL on the WHITE card today!

     YOUR VOTE IS VERY IMPORTANT AND WE NEED YOUR SUPPORT

          - Please vote FOR both of our proposals by signing, dating, and returning the enclosed WHITE proxy card in the provided postage-paid envelope TODAY.

          - If your Tecumseh shares are held in the name of a brokerage firm, bank, nominee or other institution, only it can sign a WHITE proxy card with respect to your shares and only after receiving your specific instructions.

               Accordingly, you should contact the person responsible for your account and give instructions for a WHITE proxy card to be signed representing your Tecumseh Class B shares. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of your instructions to Herrick Foundation in care of The Altman Group to the address below, so that we will be aware of all instructions given and can attempt to ensure that your instructions are followed.

          - Please do not send back any gold proxy card you receive from the current board, even to vote against them. Doing so will cancel any prior vote you cast on the WHITE card. Please return only the WHITE proxy card.

     Herrick Foundation has filed a definitive proxy statement and other relevant documents concerning the special meeting with the United States Securities and Exchange Commission ("SEC") on October 27, 2008. Before soliciting proxies, Herrick Foundation will provide shareholders with the definitive proxy statement. Herrick Foundation advises shareholders to read the definitive proxy statement because it contains important information. Shareholders may obtain free copies of the definitive proxy statement and other documents Herrick Foundation files with the SEC at the SEC's website at www.sec.gov They may also access a copy of Herrick Foundation's definitive proxy statement by accessing www.TecumsehProxyFight.com. In addition, shareholders may obtain a free copy of the definitive proxy statement by contacting The Altman Group toll free at (866) 340-7104 (banks and brokers call collect (201) 806-7300).

     Herrick Foundation, Terence C. Seikel, Zachary E. Savas, Todd W. Herrick, Kent B. Herrick, and Michael Indenbaum are participants in the solicitation of proxies in respect of the matters to be considered at the special meeting. Information about the participants is set forth in the definitive proxy statement. Information about the participants' direct or indirect interests in the matters to be considered at the special meeting is also contained in the proxy statement referred to above.

     If you have any questions or require any assistance, please contact us or our proxy solicitor, The Altman Group, at the following:

                               Herrick Foundation
                             Attn: Michael Indenbaum
                          2290 First National Building
                                660 Woodward Ave.
                             Detroit, MI 48226-3506
                               Phone: 313-465-7632
                                Fax: 313-465-7633

                                       Or

                                The Altman Group
                        1200 Wall Street West, 3rd Floor
                               Lyndhurst, NJ 07071
                   Shareholders call toll free: (866) 340-7104
                  Banks and Brokers call collect: 201-806-7300
                                Fax: 201-460-0050

Thank you for your continued support.

                                     Chart A

               WORLDWIDE MARKET FOR AC AND REF COMPRESSORS BY TYPE

US$ in millions

                                                  Projected
                                     ------------------------------------      CAGR
AIR CONDITIONING             2006     2007      2008      2009      2010    2006-2010
-------------------------   ------   ------   -------   -------   -------   ---------
Rotary      1 cyl*          $3,819   $4,087   $ 4,165   $ 4,258   $ 4,322      3.1%
            2 cyl              472      678       810       951     1,050     22.1%
                             -----    -----     -----    ------    ------     ----
Scroll                       2,983    3,167     3,414     3,593     3,881      6.8%
                             -----    -----     -----    ------    ------     ----
Recip       Hermetic*          795      721       785       802       781     -0.4%
            Semi hermetic       98       87        83        79        77     -5.9%
            Open                 6        5         5         5         5     -3.1%
            Hermetic            37       47        54        68        74     18.9%
                             -----    -----     -----    ------    ------     ----
Screw       Semi hermetic      308      306       334       363       387      5.9%
            Open                 7        8         8         8         8      0.7%
                             -----    -----     -----    ------    ------     ----
Centrifugal                    225      242       248       251       258      3.5%
                             -----    -----     -----    ------    ------     ----
TOTAL                        8,750    9,348     9,906    10,378    10,843      5.5%
                             =====    =====     =====    ======    ======     ====

                                                                                 CAGR
REFRIGERATION                 2006      2007      2008      2009      2010    2006-2010
-------------------------   -------   -------   -------   -------   -------   ---------
Rotary      1 and 2 cyl*         99        90        86        74        65     -10.0%
                            -------   -------   -------   -------   -------       ---
Scroll                          199       218       236       249       262       7.1%
                            -------   -------   -------   -------   -------      ----
Recip       Hermetic*        10,861    10,409    10,311    10,042     9,871      -2.4%
            Semi hermetic       616       612       629       650       681       2.5%
            Open                124       129       121       114       110      -3.0%
                            -------   -------   -------   -------   -------      ----
Screw       Hermetic &
            Semi hermetic       127       134       143       152       161       6.1%
            Open                165       163       160       158       155      -1.6%
                            -------   -------   -------   -------   -------      ----
TOTAL                       $12,191   $11,755   $11,686   $11,439   $11,305      -1.9%
                            =======   =======   =======   =======   =======      ====

Source: BSRIA The World Edition 2
       *TECUMSEH MARKETS